EXHIBIT 21.01

PACIFIC ENTERPRISES
Schedule of Subsidiaries at December 31, 2001


Subsidiary                            State of Incorporation
----------                            ----------------------

Ecotrans OEM Corporation                California

Southern California Gas Company         California

Southern California Gas Tower           California